MANAGEMENT'S REPORT
Georgia Power Company 1999 Annual Report


The management of Georgia Power Company has prepared this annual report and is responsible for the financial statements and related information. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances, and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls based upon the recognition that the cost of the system should not exceed its benefits. The Company believes that its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, which is composed of three directors who are not employees, provides a broad overview of management's financial reporting and control functions. At least three times a year this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal control and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted with a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Georgia Power Company in conformity with generally accepted accounting principles.




/s/David M. Ratcliffe
David M. Ratcliffe
President and Chief
 Executive Officer

/s/Thomas A. Fanning
Thomas A. Fanning
Executive Vice President,
 Treasurer and Chief
 Financial Officer



February 16, 2000

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Georgia Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Georgia Power Company (a Georgia corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1999 and 1998, and the related statements of income, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 11-30) referred to above present fairly, in all material respects, the financial position of Georgia Power Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/Arthur Andersen LLP
Atlanta, Georgia
February 16, 2000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Georgia Power Company 1999 Annual Report


RESULTS OF OPERATIONS

Earnings

Georgia Power Company's 1999 earnings totaled $541 million, representing a $29 million (5.1 percent) decrease from 1998. This earnings decrease is primarily due to the recognition of interest income in 1998 as a result of the resolution of tax issues with the Internal Revenue Service (IRS). Earnings from normal operations increased due primarily to lower accelerated depreciation under the 1998 Georgia Public Service Commission (GPSC) rate order, sales growth and decreased financing costs, partially offset by retail rate reductions under the new order and lower wholesale revenues. Earnings for 1998 totaled $570 million, representing a $24 million (4.0 percent) decrease from 1997. This earnings decrease resulted primarily from higher operating expenses, accelerated depreciation charges pursuant to a previous GPSC retail accounting order ending December 1998, lower wholesale revenues, and the write-off of a portion of the Rocky Mountain plant investment. These decreases to earnings were partially offset by higher retail revenues, lower financing costs and the effect of the IRS settlement.

Revenues

The following table summarizes the factors impacting operating revenues for the 1997-1999 period:

                                          Increase (Decrease)
                                            From Prior Year
                                    --------------------------------
                                       1999       1998        1997
                                    --------------------------------
Retail -                                     (in millions)
   1998 GPSC rate order              $(262)      $   -      $    -
   Revenue subject to refund           (79)          -           -
   Sales growth                        102         174          62
   Weather                             (53)        101         (74)
   Fuel cost recovery and other         44          45         (33)
--------------------------------------------------------------------
Total retail                          (248)        320         (45)
--------------------------------------------------------------------
Sales for resale -
   Non-affiliates                      (49)        (23)          1
   Affiliates                           (5)         43           3
--------------------------------------------------------------------
Total sales for resale                 (54)         20           4
--------------------------------------------------------------------
Other operating revenues                21          13          10
--------------------------------------------------------------------
Total operating revenues             $(281)      $ 353      $  (31)
====================================================================
Percent change                        (5.9)%       8.0%      (0.7)%
--------------------------------------------------------------------

    Retail revenues of $4.1 billion in 1999 decreased $248 million (5.8 percent) primarily due to retail rate reductions under the 1998 GPSC rate order. Pursuant to the order, in 1999 the Company also recorded $79 million of revenue subject to refund for estimated earnings above 12.5 percent retail return on common equity. Refunds will be made to customers in 2000. See Note 3 to the financial statements under "Retail Rate Orders" for additional information. Retail revenues of $4.3 billion in 1998 increased $320 million (8.0 percent) from 1997 primarily due to higher energy sales to residential and commercial customers.

    Fuel revenues generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and do not affect net income.

    Wholesale revenues from sales to non-affiliated utilities decreased in 1999 and 1998 and were as follows:

                                  1999       1998      1997
                                -------------------------------
                                        (in millions)
Outside service area -

   Long-term contracts           $  55      $  51     $  71
   Other sales                      74         93        79
Inside service area                 81        115       132
---------------------------------------------------------------
Total                            $ 210      $ 259     $ 282
===============================================================

    Revenues from long-term contracts outside the service area increased slightly in 1999 due to increased energy sales and decreased in 1998 primarily due to lower capacity charges and decreased energy sales. See Note 7 to the financial statements for further information regarding these sales. Revenues from other sales outside the service area decreased in 1999 and increased in 1998 primarily due to the effect of power marketing activities and were generally offset by a corresponding decrease and increase, respectively, in purchased power from non-affiliates. Wholesale revenues from customers within the service area decreased in 1999 and 1998 primarily due to a decrease in revenues under a power supply agreement with Oglethorpe Power Corporation (OPC).

    Revenues from sales to affiliated companies within the Southern electric system, as well as purchases of energy, will vary from year to year depending on demand and the availability and cost of generating resources at each company. These transactions do not have a significant impact on earnings.

Georgia Power Company 1999 Annual Report


    Other operating revenues increased $21 million (21 percent) primarily due to increased revenues from equipment rentals. In 1998, other operating revenues increased $13 million (14.9 percent) primarily due to increased revenues from the transmission of electricity.

    Kilowatt-hour (KWH) sales for 1999 and the percent change by year were as follows:

                                            Percent Change
                                      ----------------------------
                            1999
                             KWH       1999      1998      1997
                         --------- -----------------------------
                           (in billions)

Residential                   19.4     (0.4)%    12.6%     (3.0)%
Commercial                    23.7      3.7       8.2       1.5
Industrial                    27.3      0.1       2.2       1.9
Other                          0.6      1.5       1.0       0.4
                            --------
Total retail                  71.0      1.1       6.9       0.4
                            --------
Sales for resale -
   Non-affiliates              5.0   (21.4)      (5.2)    (13.6)
   Affiliates                  1.8   (11.9)      19.4      44.6
                            --------
Total sales for resale         6.8   (19.1)      (0.3)     (6.0)
                            --------
Total sales                   77.8    (1.0)       6.0      (0.3)
                            ========

------------------------------------------------------------------

    Residential sales decreased 0.4 percent in 1999 due to moderate summer temperatures, while commercial sales increased 3.7 percent due to strong regional economic growth. Industrial sales remained fairly constant. Residential and commercial sales increased in 1998 12.6 percent and 8.2 percent, respectively, and industrial sales increased slightly by 2.2 percent. The increases are attributed primarily to sales growth and hotter temperatures in the summer months.

Expenses

Fuel costs constitute the single largest expense for the Company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net KWH generated were as follows:

                                        1999     1998     1997
                                      -------------------------
Total generation
   (billions of KWH)                    69.3     69.1     66.5
Sources of generation
   (percent) --
     Coal                               75.5     73.3     74.8
     Nuclear                            21.6     21.6     21.8
     Hydro                               1.0      2.6      2.7
     Oil and gas                         1.9      2.5      0.7
Average cost of fuel per net
   KWH generated
     (cents) --                         1.34     1.36     1.32
---------------------------------------------------------------

    Fuel expense increased 0.3 percent in 1999 due to a slight increase in generation, partially offset by a lower average cost of fuel. Fuel expense increased 7.0 percent in 1998 primarily due to an increase in generation to meet higher energy demands and a higher average cost of fuel.

    Purchased power expense decreased slightly in 1999. Purchased power expense in 1998 increased $70 million (21.9 percent) over the prior year primarily due to higher energy demands and power marketing activities. As discussed earlier, the expense associated with energy purchased for power marketing activities is generally offset by revenue when resold to non-affiliates.

    Other operation and maintenance expenses increased 1.6 percent in 1999 primarily due to increased generating plant maintenance, partially offset by a reduction in the charges related to the implementation of a customer service system in 1998, decreased year 2000 readiness costs, and decreased employee benefit provisions. Other operation and maintenance expenses increased 15.5 percent in 1998 primarily due to expenses related to the customer service system discussed above, modification of certain information systems for year 2000 compliance discussed below, an increase in outage costs at generating facilities, and increased line maintenance.

Georgia Power Company 1999 Annual Report


    Depreciation and amortization decreased $346 million in 1999 primarily due to higher depreciation charges recognized in 1998 under the prior GPSC accounting order and the completion in 1998 of the amortization of deferred Plant Vogtle costs. Depreciation and amortization increased $121 million in 1998 primarily due to accelerated depreciation of generating plant pursuant to the previous retail accounting order and an increase in plant-in-service. See Note 3 to the financial statements under "Retail Rate Orders" for additional information.

    As a result of the 1998 retail rate order, the Company recorded a $34 million pre-tax write-off associated with a portion of its investment in the Rocky Mountain plant in 1998. See Note 3 to the financial statements under "Rocky Mountain Status" for additional information.

    Interest income decreased in 1999 primarily due to the 1998 recognition of $73 million in interest income resulting from the resolution of tax issues with the IRS and the State of Georgia. Other, net decreased in 1999 due primarily to increased bad debt expense related to consumer energy efficiency improvement financing.

    Financing costs decreased in 1999 and 1998. These changes were primarily due to the refinancing or retirement of securities. The Company refinanced or retired $775 million and $754 million of securities in 1999 and 1998, respectively. Dividends on preferred stock decreased $4 million and $13 million in 1999 and 1998, respectively. Pursuant to the new three-year retail rate order which the Company began operating under on January 1, 1999, the Company recorded $85 million in accelerated amortization of premium on reacquired debt. Other interest charges decreased $12 million in 1999 primarily due to the recognition in 1998 of interest related to tax issues. Distributions on preferred securities of subsidiary companies increased $11 million and $7 million in 1999 and 1998, respectively, primarily due to the issuance of additional mandatorily redeemable preferred securities in 1999 and 1997.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plants with long economic life. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.


FUTURE EARNINGS POTENTIAL

The results of operations for the past three years are not necessarily indicative of future earnings. The level of future earnings depends on numerous factors including regulatory matters and energy sales.

    The Company currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in the State of Georgia. Prices for electricity provided by the Company to retail customers are set by the GPSC under cost-based regulatory principles.

    On January 1, 1999, the Company began operating under a new three-year retail rate order. The Company's earnings will continue to be evaluated against a retail return on common equity range of 10 percent to 12.5 percent, with rate reductions of $262 million in 1999 and an additional reduction of $24 million in 2000. The order provides for $85 million in each year, plus up to $50 million of any earnings above the 12.5 percent return during the second and third years, to be applied to accelerated amortization or depreciation of assets. Two-thirds of any additional earnings above the 12.5 percent return will be applied to rate reductions, with the remaining one-third retained by the Company. Pursuant to the order, in 1999 the Company recorded $85 million in accelerated amortization of premium on reacquired debt. The Company also recorded $79 million of revenue subject to refund for estimated earnings above 12.5 percent. Refunds will be made to customers in 2000. The Company will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent, and will be required to file a general rate case on July 1, 2001 in response to which the GPSC would be expected to determine whether the rate order should be continued, modified, or discontinued. See Note 3 to the financial statements under "Retail Rate Orders" for additional information.

Georgia Power Company 1999 Annual Report


    Growth in energy sales is subject to a number of factors which traditionally have included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, initiatives to increase sales to existing customers, and the rate of economic growth in the Company's service area. Assuming normal weather, retail sales growth from 1999 is projected to be approximately 2.9 percent annually on average during 2000 through 2002.

    The Company has entered into two purchase power agreements scheduled to begin after 1999. The first agreement is for five years and will begin in June 2000. The agreement is for approximately 215 megawatts, and capacity payments are estimated to be between $7 million and $8 million each year. The second agreement is for seven years and will begin in June 2002. The agreement is for approximately 310 megawatts during the first three years and approximately 465 megawatts during the remaining four years. Capacity payments are estimated to be between $16 million and $17 million in each of the first three years and then between $23 million and $24 million in each of the last four years of the contract.

    The Company is constructing a ten unit, 800 megawatt combustion turbine peaking power plant that will serve the wholesale market. Units one through eight will begin operation in 2000; units nine and ten will begin operation in 2001. The Company also plans to construct a 570 megawatt combined cycle unit that will begin operation in 2002 and will also serve the wholesale market. The Company has entered into wholesale contracts to sell 560 megawatts of the new capacity. The Company is also planning to construct two 568 megawatt combined cycle units at Plant Wansley, to begin operation in 2002. The Company has applied to the GPSC for certification of these units to serve retail customers. Savannah Electric (also a wholly-owned subsidiary of Southern Company) will purchase 200 megawatts of capacity from these units. See Note 4 to the financial statements under "Construction Program" for additional information.

    Compliance costs related to current and future environmental laws, regulations, and litigation could affect earnings if such costs are not fully recovered. See "Environmental Issues" for further discussion of these matters.

    The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. The Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets. Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry.

    On December 20, 1999, the Federal Energy Regulatory Commission (FERC) issued its final rule on Regional Transmission Organizations (RTOs). The order encourages utilities owning transmission systems to form RTOs on a voluntary basis. To facilitate the development of RTOs, the FERC will convene regional conferences for utilities, customers, and other members of the public to discuss formation of RTOs. In addition to participating in the regional conferences, utilities owning transmission systems, including the Company, are required to make a filing by October 15, 2000. The filing must contain either a proposal for RTO participation or a description of the efforts made to participate in an RTO, the reasons for non-participation, any obstacles to participation, and any plans for further work toward participation. The RTOs that are proposed in the filings should be operational by December 15, 2001. The Company is evaluating the issue and the outcome cannot now be determined.

    The Company continues to compete with other electric suppliers within the state. In Georgia, most new retail customers with at least 900 kilowatts of connected load may choose their electricity supplier. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition across the nation. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While the GPSC has held workshops to discuss retail competition and industry restructuring, there has been no proposed or enacted legislation to date in Georgia. Enactment would require numerous issues to be resolved, including significant ones relating to

Georgia Power Company 1999 Annual Report


transmission pricing and recovery of costs. The GPSC plans to release a report on an initial assessment of the range of potential stranded costs in 2000. The inability of the Company to recover all its costs, including the regulatory assets described in Note 1 to the financial statements, could have a material effect on the financial condition of the Company. The Company is attempting to reduce regulatory assets and other costs through the three-year retail rate order. See Note 3 to the financial statements under "Retail Rate Orders" for additional information.

    Unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited as competition increases. Conversely, continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation.

    The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry - including the Company's - regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the FASB has decided to review the accounting for liabilities related to the retirement of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of retiring the Company's nuclear and other facilities may be required to be recorded as liabilities in the Balance Sheets. Also, the annual provisions for such costs could change. Because of the Company's current ability to recover asset retirement costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

Year 2000 Challenge

The work undertaken by the Company to prepare critical computer systems and other date sensitive devices to function correctly in the Year 2000 was successful. There were no material incidents reported and no disruption of electric service within the service area. There were no reports of significant events regarding third parties that impacted revenues or expenses.

    For the Company, original projected total costs for Year 2000 readiness, including the Company's share of costs of Southern Nuclear Operating Company, were approximately $38 million. These costs include labor necessary to identify, test, and renovate affected devices and systems, and costs for reporting requirements to state and federal agencies. From its inception through December 31, 1999, the Year 2000 program costs, recognized as expense, amounted to $41 million. An additional $2 million is projected to be spent in 2000.

Exposure to Market Risks

Due to cost-based rate regulation, the Company currently has limited exposure to market volatility in interest rates and prices of electricity. See the discussion above for potential changes in industry structure. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1999, exposure from these activities was not material to the Company's financial position, results of operations, or cash flows. Also, based on the Company's overall interest rate exposure at December 31, 1999, a near-term 100 basis point change in interest rates would not materially affect the financial statements.

New Accounting Standard

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by January 2001. This statement establishes accounting and reporting standards for derivative instruments - including certain derivative instruments embedded in other contracts - and for

Georgia Power Company 1999 Annual Report


hedging activities. The Company has not yet quantified the impact of adopting this statement on its financial statements; however, the adoption could increase volatility in earnings.

FINANCIAL CONDITION

Plant Additions

In 1999 gross utility plant additions were $790 million. These additions were primarily related to transmission and distribution facilities, the purchase of nuclear fuel and the construction of additional combustion turbine and combined cycle units. The funds needed for gross property additions are currently provided from operations, short or long-term debt, and from equity from Southern. The Statements of Cash Flows provide additional details.

Financing Activities

In 1999 the Company continued to lower its financing costs by refinancing higher-cost issues. New issues during 1997 through 1999 totaled $1.8 billion and retirement or repayment of securities totaled $2.2 billion.

    Special purpose subsidiaries of the Company have issued mandatorily redeemable preferred securities. See Note 9 to the financial statements under "Preferred Securities" for additional information.

    Composite financing rates for long-term debt, preferred stock and preferred securities for the years 1997 through 1999, as of year-end, were as follows:

                                   1999        1998        1997
                                ----------------------------------
Composite interest rate
   on long-term debt               5.48%       5.64%       6.11%
Composite preferred
   stock dividend rate             4.60        5.52        5.18
Composite preferred
   securities dividend rate        7.49        7.89        7.89
------------------------------------------------------------------

Liquidity and Capital Requirements

Cash provided from operations decreased by $206 million in 1999, primarily due to lower retail revenues.

    The Company estimates that construction expenditures for the years 2000 through 2002 will total $1.2 billion, $1.5 billion and $1.5 billion, respectively. Investments in additional combustion turbine and combined cycle generating units, transmission and distribution facilities, enhancements to existing generating plants, and equipment to comply with environmental requirements are planned.

    Cash requirements for improvement fund requirements, redemptions announced, and maturities of long-term debt are expected to total $168 million during 2000 through 2002.

    As a result of requirements by the Nuclear Regulatory Commission, the Company has established external trust funds for the purpose of funding nuclear decommissioning costs. The amount to be funded is $30 million each year in 2000, 2001 and 2002. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."

Sources of Capital

The Company expects to meet future capital requirements primarily using funds generated from operations and equity funds from Southern and, if needed, by the issuance of new debt and equity securities, term loans, and short-term borrowings. To meet short-term cash needs and contingencies, the Company had approximately $1.3 billion of unused credit arrangements with banks at the beginning of 2000. See Note 9 to the financial statements under "Bank Credit Arrangements" for additional information.

    The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have also consisted of unsecured debt and trust preferred securities. In this regard, the Company

Georgia Power Company 1999 Annual Report


sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur.

    If the Company chooses to issue first mortgage bonds or preferred stock, it is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter. The Company's ability to satisfy all coverage requirements is such that it could issue new first mortgage bonds and preferred stock to provide sufficient funds for all anticipated requirements.

ENVIRONMENTAL ISSUES

Clean Air Act

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly impacted the operating companies of Southern Company, including Georgia Power. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units in the Southern electric system. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system are affected.

    Southern Company achieved Phase I sulfur dioxide compliance at the affected units by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Georgia Power's Phase I compliance totaled approximately $167 million.

    For Phase II sulfur dioxide compliance, Southern Company currently uses emission allowances and increased fuel switching. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements for metropolitan Atlanta through 2000. Compliance for Phase II and initial ozone non-attainment requirements increased total construction expenditures by $38 million.

    The State of Georgia submitted a plan for nitrogen oxide emission reductions in Atlanta's ozone non-attainment area on October 29, 1999. The Environmental Protection Agency (EPA) found this plan to be deficient and required the State to address the shortfalls of the plan. Based on the revised plan approved by the Georgia Department of Natural Resources on January 26, 2000, the Company estimates its capital expenditures to comply with the plan to be approximately $713 million through 2003, of which $705 million remains to be spent. It is still uncertain at this time what additional controls may be required at the Company's plants beyond the recently submitted plan.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

Environmental Protection Agency Litigation

On November 3, 1999, the EPA brought a civil action in the U.S. District Court for the Northern District of Georgia. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to coal-fired generating facilities at the Company's Bowen and Scherer plants. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued a notice of violation to the Company relating to these two plants. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation. The complaint and the notice of violation are similar to those brought against and issued to several other electric utilities. The complaint and the notice of violation allege that the Company failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. The Company believes that it complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered through regulated rates.

Georgia Power Company 1999 Annual Report


Other Environmental Issues

In July 1997, the EPA revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide rule to the states for implementation. The final rule affects 22 states including Georgia. The EPA's July 1997 standards and the September 1998 rule are being challenged in the courts by several states and industry groups. Implementation of the final state rules for these three initiatives could require substantial further reductions in nitrogen oxide and sulfur dioxide emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required clean-up costs and has recognized in the financial statements costs to clean up known sites. These costs for the Company amounted to $4 million, $6 million and $4 million in 1999, 1998 and 1997, respectively. Additional sites may require environmental remediation for which the Company may be liable for a portion of or all required clean-up costs. See Note 3 to the financial statements under "Other Environmental Contingencies" for information regarding the Company's potentially responsible party status at a site in Brunswick, Georgia, and the status of sites listed on the State of Georgia's hazardous site inventory.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: nitrogen oxide emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; control strategies to reduce regional haze; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.


CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING INFORMATION

The Company's 1999 Annual Report contains forward-looking and historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information. Accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by Southern Company; state and federal rate regulation; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports--including Form 10-K--filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 1999, 1998, 1997
Georgia Power Company 1999 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                              1999                 1998                1997
---------------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)

Operating Revenues:
Retail sales                                                            $4,050,088           $4,298,217          $3,978,299
Sales for resale --
  Non-affiliates                                                           210,104              259,234             282,365
  Affiliates                                                                76,426               81,606              38,708
Other revenues                                                             120,057               99,196              86,345
----------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                 4,456,675            4,738,253           4,385,717
----------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                     919,876              917,119             857,269
  Purchased power --
    Non-affiliates                                                         214,573              229,960             143,409
    Affiliates                                                             174,989              161,003             177,240
  Other                                                                    784,359              819,589             702,159
Maintenance                                                                411,983              358,218             317,199
Depreciation and amortization                                              467,966              813,802             693,217
Taxes other than income taxes                                              202,853              204,623             207,192
Write down of Rocky Mountain plant                                               -               33,536                   -
----------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                 3,176,599            3,537,850           3,097,685
----------------------------------------------------------------------------------------------------------------------------
Operating Income                                                         1,280,076            1,200,403           1,288,032
Other Income (Expense):
Interest income                                                              5,583               79,578              10,581
Equity in earnings of unconsolidated subsidiaries                            2,721                3,735               4,266
Other, net                                                                 (47,986)             (38,277)            (29,822)
----------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                                1,240,394            1,245,439           1,273,057
----------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                 162,303              180,746             194,344
Interest on notes payable                                                   19,787               12,213               7,795
Amortization of debt discount, premium and expense, net (Note 3)           100,115               13,366              14,179
Other interest charges, net                                                 (2,336)               9,988               1,292
Distributions on preferred securities of subsidiary                         65,774               54,327              47,369
----------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                      345,643              270,640             264,979
----------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                               894,751              974,799           1,008,078
Income taxes                                                               351,639              398,632             395,155
----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                 543,112              576,167             612,923
Dividends on Preferred Stock                                                 1,729                5,939              18,927
----------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                            $ 541,383            $ 570,228           $ 593,996
============================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1999, 1998, and 1997
Georgia Power Company 1999 Annual Report

--------------------------------------------------------------------------------------------------------------------------
                                                                           1999                  1998                  1997
                                                                                             (in thousands)
Operating Activities:
Net income                                                            $ 543,112             $ 576,167             $ 612,923
Adjustments to reconcile net income to net
  cash provided from operating activities --
      Depreciation and amortization                                     578,878               867,637               674,286
      Deferred income taxes and investment tax credits, net             (34,930)              (93,005)              (21,425)
      Allowance for equity funds used during construction                  (734)               (3,235)               (6,012)
      Amortization of deferred Plant Vogtle costs                             -                50,412               120,577
      Other, net                                                         43,555                (6,781)                1,991
      Changes in certain current assets and liabilities --
         Receivables, net                                                21,665               (25,453)               13,387
         Inventories                                                    (32,582)              (11,156)               39,748
         Payables                                                        13,095                47,862               (10,007)
         Taxes accrued                                                   (2,832)               22,139                (3,596)
         Energy cost recovery, retail                                   (26,862)               (7,649)              (20,103)
         Other                                                           93,620               (15,142)              (30,026)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                           1,195,985             1,401,796             1,371,743
----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                               (790,464)             (499,053)             (475,921)
Other                                                                   (27,454)               67,031                16,223
----------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                 (817,918)             (432,022)             (459,698)
----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                               295,389               (25,378)              (64,266)
Proceeds --
  Senior notes                                                          100,000               495,000                     -
  Pollution control bonds                                               238,000                89,990               284,700
  Preferred securities                                                  200,000                     -               364,250
  Capital contributions from parent company                             155,777                   235                    85
Retirements --
  First mortgage bonds                                                 (404,000)             (558,250)              (60,258)
  Pollution control bonds                                              (235,000)              (89,990)             (284,700)
  Preferred securities                                                 (100,000)                    -                     -
  Preferred stock                                                       (36,231)             (106,064)             (356,392)
Capital distributions to parent company                                       -              (270,000)             (205,000)
Special deposits -- redemption funds                                          -                     -                44,454
Payment of preferred stock dividends                                       (984)               (9,137)              (26,917)
Payment of common stock dividends                                      (543,000)             (536,600)             (520,000)
Other                                                                   (29,630)              (26,641)              (20,024)
----------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                 (359,679)           (1,036,835)             (844,068)
----------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                  18,388               (67,061)               67,977
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Year                           16,272                83,333                15,356
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                $34,660               $16,272               $83,333
----------------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information:
Cash paid during the year for --
  Interest (net of amount capitalized)                                $ 247,050             $ 269,524             $ 258,298
  Income taxes (net of refunds)                                         394,457               480,318               427,596
--------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1999 and 1998
Georgia Power Company 1999 Annual Report

--------------------------------------------------------------------------------------------------------------------------
Assets                                                                                     1999                     1999
--------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)

Current Assets:
Cash and cash equivalents                                                           $    34,660              $    16,272
Receivables --
  Customer accounts receivable                                                          438,161                  439,420
  Other accounts and notes receivable                                                   102,544                   99,574
  Affiliated companies                                                                   16,006                   16,817
  ccumulated provision for uncollectible accounts                                        (7,000)                  (5,500)
Fossil fuel stock, at average cost                                                      126,298                  104,133
Materials and supplies, at average cost                                                 253,894                  243,477
Other                                                                                    63,990                   73,280
-------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                  1,028,553                  987,473
-------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                                           15,798,624               15,441,146
Less accumulated provision for depreciation                                           6,538,574                6,109,331
-------------------------------------------------------------------------------------------------------------------------
                                                                                      9,260,050                9,331,815
Nuclear fuel, at amortized cost                                                         119,288                  121,169
Construction work in progress (Note 4)                                                  425,975                  189,849
-------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                                  9,805,313                9,642,833
-------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in unconsolidated subsidiaries (Note 4)                               25,024                   24,360
Nuclear decommissioning trusts                                                          371,914                  284,536
Other                                                                                    33,766                   34,781
-------------------------------------------------------------------------------------------------------------------------
Total other property and investments                                                    430,704                  343,677
-------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 8)                                       590,893                  604,488
Prepaid pension costs                                                                   145,801                  103,606
Debt expense, being amortized                                                            55,824                   51,261
Premium on reacquired debt, being amortized                                              99,331                  173,858
Other                                                                                   120,441                  126,422
-------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                               1,012,290                1,059,635
-------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                        $12,276,860              $12,033,618
=========================================================================================================================
The accompanying notes are an integral part of these balance sheets.

BALANCE SHEETS
At December 31, 1999 and 1998
Georgia Power Company 1999 Annual Report

---------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity                                                               1999                     1998
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (in thousands)

Current Liabilities:
Securities due within one year (Note 9)                                                     $   155,772              $   435,085
Notes payable                                                                                   636,241                  340,852
Accounts payable --
  Affiliated                                                                                     76,591                   75,774
  Other                                                                                         346,785                  326,317
Customer deposits                                                                                74,695                   69,584
Taxes accrued --
  Income taxes                                                                                    7,914                   15,801
  Other                                                                                         127,414                  122,359
Interest accrued                                                                                 58,665                   60,187
Vacation pay accrued                                                                             38,143                   34,443
Other                                                                                           153,767                   66,350
---------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                     1,675,987                1,546,752
---------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt (See accompanying statements)                                                  2,688,358                2,744,362
---------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                                    2,202,565                2,249,613
Deferred credits related to income taxes (Note 8)                                               267,083                  284,017
Accumulated deferred investment tax credits (Note 8)                                            367,114                  381,914
Employee benefits provisions                                                                    181,529                  177,148
Other                                                                                           151,812                  160,863
---------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                                  3,170,103                3,253,555
---------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily Redeemable Preferred
  Securities Of Subsidiary Trusts Holding Company Junior
  Subordinated Notes (See accompanying statements)                                              789,250                  689,250
---------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock (See accompanying statements)                                         14,952                   15,527
---------------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity (See accompanying statements)                                     3,938,210                3,784,172
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                                  $12,276,860              $12,033,618
=================================================================================================================================
The accompanying notes are an integral part of these balance sheets.


STATEMENTS OF CAPITALIZATION
At December 31, 1999 and 1998
Georgia Power Company 1999 Annual Report

------------------------------------------------------------------------------------------------------------------------------------
                                                                           1999               1998            1999          1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                               (in thousands)                (percent of total)
Long-Term Debt:
First mortgage bonds --

     Maturity                        Interest Rates
     ---------                       ---------------
     September 1, 1999               6.125%                               $        -         $  195,000
     March 1, 2000                   6.00%                                   100,000            100,000
     April 1, 2003                   6.625%                                  200,000            200,000
     August 1, 2003                  6.35%                                    75,000             75,000
     2005                            6.07%                                    10,000             10,000
     2008                            6.875%                                   50,000             50,000
     2023 through 2025               7.55% to 7.95%                           57,000            266,000
----------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                   492,000            896,000
----------------------------------------------------------------------------------------------------------
Pollution control bonds -- (Note 9)
     Maturity                        Interest Rates
     --------                        --------------
     2000                            4.375%                                   50,000             50,000
     2005                            5.00%                                    57,000             57,000
     2011                            Variable (3.95% at 1/1/00)               10,450             10,450
     2018-2019                       6.00% to 6.35%                           13,100             63,100
     2020-2024                       5.75% to 6.25%                          192,270            377,270
     2022-2024                       Variable (3.70% to 5.05% at 1/1/00)     352,490            352,490
     2025                            6.00% to 6.10%                          145,115            145,115
     2025-2029                       Variable (3.70% to 5.05% at 1/1/00)     475,765            475,765
     2030-2034                       Variable (3.70% to 5.05% at 1/1/00)     140,000            140,000
     2034                            5.25% to 5.45%                          238,000                  -
----------------------------------------------------------------------------------------------------------
Total pollution control bonds                                              1,674,190           1,671,190
----------------------------------------------------------------------------------------------------------
Senior notes -- (Note 9)
     Maturity                        Interest Rates
     --------                        --------------
     December 1, 2005                5.50%                                   150,000            150,000
     December 31, 2038               6.60%                                   200,000            200,000
     March 31, 2039                  6.625%                                  100,000                  -
     December 31, 2047               6.875%                                  145,000            145,000
----------------------------------------------------------------------------------------------------------
Total senior notes                                                           595,000            495,000
----------------------------------------------------------------------------------------------------------
Other long-term debt (Note 9)                                                 85,851             86,280
----------------------------------------------------------------------------------------------------------
Unamortized debt discount, net                                                (2,911)            (4,679)
----------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $156,062,000)                                          2,844,130          3,143,791
Less amount due within one year (Note 9)                                     155,772            399,429
------------------------------------------------------------------------------------------------------------------------------------
Total long-term debt excluding amount due within one year                 $2,688,358         $2,744,362       36.2 %        38.0 %
------------------------------------------------------------------------------------------------------------------------------------




STATEMENTS OF CAPITALIZATION (continued)
At December 31, 1999 and 1998
Georgia Power Company 1999 Annual Report

-----------------------------------------------------------------------------------------------------------------------------------
                                                                               1999                1998         1999         1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                (in thousands)                (percent of total)
Company Obligated Mandatorily
   Redeemable Preferred Securities (Note 9):
     $25 liquidation value -- 9.00%                                       $         -         $  100,000
     $25 liquidation value -- 7.75%                                           225,000            225,000
     $25 liquidation value -- 7.60%                                           175,000            175,000
     $25 liquidation value -- 7.75%                                           189,250            189,250
     $25 liquidation value -- 6.85%                                           200,000                  -
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $59,104,000)                        789,250            689,250       10.6           9.5
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock, without par value:
     Authorized -- 55,000,000 shares
     Outstanding -- 149,520 shares at December 31, 1999
     Outstanding -- 511,834 shares at December 31, 1998
         $100 stated value --
            4.60% to 6.60%                                                     14,952             51,183
----------------------------------------------------------------------------------------------------------------------------------
Total cumulative preferred stock (annual dividend
     requirement -- $688,000)                                                  14,952             51,183
Less amount due within one year (Note 9)                                            -             35,656
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock excluding amount due within one year                14,952             15,527        0.2           0.2
-----------------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity:
Common stock, without par value --
     Authorized -- 15,000,000 shares
     Outstanding -- 7,761,500 shares                                          344,250            344,250
Paid-in capital                                                             1,815,983          1,660,206
Premium on preferred stock                                                         40                158
Retained earnings (Note 9)                                                  1,777,937          1,779,558
-----------------------------------------------------------------------------------------------------------------------------------
Total common stockholder's equity (See accompanying statement)              3,938,210          3,784,172       53.0          52.3
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                      $ 7,430,770        $ 7,233,311      100.0 %       100.0 %
-----------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
For the Years Ended December 31, 1999, 1998, 1997
Georgia Power Company 1999 Annual Report

------------------------------------------------------------------------------------------------------------------------------

                                                                                  Premium on
                                                        Common       Paid-In       Preferred       Retained
                                                         Stock       Capital         Stock         Earnings          Total
------------------------------------------------------------------------------------------------------------------------------
                                                                                (in thousands)

Balance at January 1, 1997                            $344,250      $2,134,886         $ 371      $1,674,774       $4,154,281
Net income after dividends on preferred stock                -               -             -         593,996          593,996
Capital distributions to parent company                      -        (205,000)            -               -         (205,000)
Capital contributions from parent company                    -              85             -               -               85
Cash dividends on common stock                               -               -             -        (520,000)        (520,000)
Preferred stock transactions, net                            -               -          (211)         (3,423)          (3,634)
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                           344,250       1,929,971           160       1,745,347        4,019,728
Net income after dividends on preferred stock                -               -             -         570,228          570,228
Capital distributions to parent company                      -        (270,000)            -               -         (270,000)
Capital contributions from parent company                    -             235             -               -              235
Cash dividends on common stock                               -               -             -        (536,600)        (536,600)
Preferred stock transactions, net                            -               -            (2)            583              581
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                           344,250       1,660,206           158       1,779,558        3,784,172
Net income after dividends on preferred stock                -               -             -         541,383          541,383
Capital contributions from parent company                    -         155,777             -               -          155,777
Cash dividends on common stock                               -               -             -        (543,000)        (543,000)
Preferred stock transactions, net                            -               -          (118)             (4)            (122)
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                          $344,250      $1,815,983         $  40      $1,777,937       $3,938,210
==============================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Georgia Power Company 1999 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

The Company is a wholly owned subsidiary of Southern Company, which is the parent company of five integrated Southeast utilities, Southern Company Services
(SCS), a system service company, Southern Communications Services (Southern
LINC), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), Southern Company Energy Solutions, and other direct and indirect subsidiaries. The integrated Southeast utilities (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four states. Contracts among the integrated Southeast utilities - related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). SCS provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Energy acquires, develops, builds, owns, and operates power production and delivery facilities and provides a broad range of energy-related services to utilities and industrial companies in selected countries around the world. Southern Energy's businesses include independent power projects, integrated utilities, a distribution company, and energy trading and marketing businesses outside the Southeastern United States.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of this act. The Company is also subject to regulation by the FERC and the Georgia Public Service Commission
(GPSC). The Company follows generally accepted accounting principles (GAAP) and complies with the accounting policies and practices prescribed by the respective regulatory commissions. The preparation of financial statements in conformity with GAAP requires the use of estimates, and the actual results may differ from these estimates.

    Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Related-Party Transactions

The Company has an agreement with SCS under which the following services are rendered to the Company at cost: general and design engineering, purchasing, accounting and statistical, finance and treasury, tax, information resources, marketing, auditing, insurance and pension, human resources, systems and procedures, and other services with respect to business and operations and power pool operations. Costs for these services amounted to $253 million, $251 million, and $218 million during 1999, 1998, and 1997, respectively.

   The Company has an agreement with Southern Nuclear under which the following nuclear-related services are rendered to the Company at cost: general executive and advisory services; general operations, management and technical services; administrative services including procurement, accounting and statistical, employee relations, and systems and procedures services; strategic planning and budgeting services; and other services with respect to business and operations. Costs for these services amounted to $270 million, $269 million, and $220 million during 1999, 1998, and 1997, respectively.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Pursuant to the terms of the GPSC's 1998 rate order, the Company recorded $85 million in 1999 of additional amortization of premium on reacquired debt. See Note 3 under "Retail Rate Orders" for additional information. Regulatory assets and (liabilities) reflected in the Company's Balance Sheets at December 31 relate to the following:

Georgia Power Company 1999 Annual Report



                                              1999       1998
                                        -----------------------
                                               (in millions)
Deferred income taxes                        $ 591      $ 604
Deferred income tax credits                   (267)      (284)
Premium on reacquired debt                      99        174
Corporate building lease                        54         53
Vacation pay                                    47         44
Postretirement benefits                         33         36
Department of Energy assessments                24         26
Deferred nuclear outage costs                   26         24
Other, net                                       3         12
---------------------------------------------------------------
Total                                        $ 610      $ 689
===============================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area located within the state of Georgia, and to wholesale customers in the Southeast.

    The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts averaged less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $74 million in 1999, $74 million in 1998, and $76 million in 1997. The Company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel. The DOE failed to begin disposing of spent fuel in January 1998 as required by the contracts, and the Company is pursuing legal remedies against the government for breach of contract. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch and into 2017 at Plant Vogtle. Plant Vogtle's spent fuel storage capacity includes the installation in 1998 of additional rack capacity. Activities for adding dry cask storage capacity and potentially additional spent fuel pool rack capacity at Plant Hatch during 2000 are in progress. In addition, through Southern Nuclear, Georgia Power is a member of Private Fuel Storage, LLC, a joint utility effort to develop a private spent fuel storage facility for temporary storage of spent nuclear fuel. This facility is planned to begin operation as early as the year 2003.

    Also, the Energy Policy Act of 1992 required the establishment of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The assessment will be paid over a 15-year period, which began in 1993. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The Company -- based on its ownership interests -- estimates its remaining liability under this law at December 31, 1999, to be approximately $21.4 million. This obligation is recorded in the accompanying Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.3 percent in 1999, 3.2 percent in 1998, and 3.1 percent in 1997. In addition, the Company recorded accelerated depreciation of electric plant of $314 million in 1998 and $159 million in 1997. The Company did not record any accelerated depreciation in 1999. These charges are recorded in the accumulated provision for depreciation. See Note 3 under "Retail Rate Orders" for additional information. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

Georgia Power Company 1999 Annual Report


    Nuclear Regulatory Commission (NRC) regulations require all licensees operating commercial nuclear power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. The Company has established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over a set period of time as ordered by the GPSC. Earnings on the trust funds are considered in determining decommissioning expense. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The Company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

        Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of its retirement date. The estimated site study costs based on the most current study and ultimate costs assuming an inflation rate of 3.6 percent for the Company's ownership interests are as follows:

                                          Plant        Plant
                                          Hatch       Vogtle
                                         ----------------------
Site study basis (year)                    1997         1997

Decommissioning periods:
   Beginning year                          2014         2027
   Completion year                         2027         2038
---------------------------------------------------------------
                                              (in millions)
Site study costs:
   Radiated structures                     $372         $317
   Non-radiated structures                   33           44
---------------------------------------------------------------
Total                                      $405         $361
===============================================================
                                              (in millions)
Ultimate costs:
   Radiated structures                     $722       $  922
   Non-radiated structures                   65          129
-------------------------------------------------------------
Total                                      $787       $1,051
=============================================================

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, changes in the assumptions used in making estimates, changes in regulatory requirements, changes in technology, and changes in costs of labor, materials, and equipment.

    Annual provisions for nuclear decommissioning expense are based on an annuity method as approved by the GPSC. The amounts expensed in 1999 and fund balance as of December 31, 1999 were:

                                              Plant      Plant
                                              Hatch     Vogtle
---------------------------------------------------------------
                                               (in millions)
  Amount expensed in 1999                    $ 17      $  9
===============================================================
                                               (in millions)

  Accumulated provisions:
   External trust funds, at fair value       $222      $149
   Internal reserves                           22        12
---------------------------------------------------------------
  Total                                      $244      $161
===============================================================

    Effective January 1, 1999, the GPSC increased the annual provision for decommissioning expenses to $26 million from $20 million in 1998 and 1997. This amount is based on the NRC generic estimate to decommission the radioactive portion of the facilities as of 1997 of $526 million and $438 million for plants Hatch and Vogtle, respectively. The ultimate costs associated with the 1997 NRC minimum funding requirements are $1.1 billion and $1.3 billion for plants Hatch and Vogtle, respectively. Significant assumptions include an estimated inflation rate of 3.6 percent and an estimated trust earnings rate of 6.5 percent. The Company expects the GPSC to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Georgia Power Company 1999 Annual Report

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. For the years 1999, 1998 and 1997, the average AFUDC rates were 5.61 percent, 6.71 percent and 7.60 percent, respectively. AFUDC, net of taxes, as a percentage of net income after dividends on preferred stock, was less than 2.0 percent for 1999, 1998, and 1997.

Property, Plant, and Equipment

Property, plant, and equipment is stated at original cost, less regulatory disallowances and impairments. Original cost includes: materials; labor; payroll-related costs such as taxes, pensions, and other benefits; and the cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is capitalized.

Cash and Cash Equivalents

For purposes of the financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amounts did not approximate fair value at December 31 were as follows:

                                        Carrying      Fair
                                         Amount       Value
                                      ------------------------
Long-term debt:                             (in millions)
  At December 31, 1999                   $2,758      $2,604
  At December 31, 1998                    3,058       3,105
Preferred securities:
  At December 31, 1999                      789         680
  At December 31, 1998                      689         716
--------------------------------------------------------------

    The fair values for securities were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

2.  RETIREMENT BENEFITS

The Company has defined benefit, trusteed pension plans that cover substantially all employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The Company funds postretirement trusts to the extent required by the GPSC and FERC. The measurement date for plan assets and obligations is September 30 of each year.

    The weighted average rates assumed in the actuarial calculations for both the pension and postretirement benefit plans were:

                                               1999       1998
-----------------------------------------------------------------
Discount                                       7.50%      6.75%
Annual salary increase                         5.00       4.25
Expected long-term return on plan
 assets                                        8.50       8.50
-----------------------------------------------------------------

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                             Projected
                                        Benefit Obligations
                                     ---------------------------
                                           1999          1998
----------------------------------------------------------------
                                           (in millions)
Balance at beginning of year             $1,217        $1,119
Service cost                                 33            30
Interest cost                                80            82
Benefits paid                               (57)          (55)
Actuarial (gain) loss and
    employee transfers                      (68)           41
----------------------------------------------------------------
Balance at end of year                   $1,205        $1,217
================================================================

Georgia Power Company 1999 Annual Report

                                              Plan Assets
                                     ---------------------------
                                           1999          1998
----------------------------------------------------------------
                                           (in millions)
Balance at beginning of year             $1,859        $1,931
Actual return on plan assets                313            11
Benefits paid                               (57)          (55)
Employee transfers                           (8)          (28)
----------------------------------------------------------------
Balance at end of year                   $2,107        $1,859
================================================================

      The accrued pension costs recognized in the Balance Sheets were as follows:

                                              1999       1998
---------------------------------------------------------------
                                              (in millions)
Funded status                               $  902     $  642
Unrecognized transition obligation             (30)       (35)
Unrecognized prior service cost                 41         45
Unrecognized net actuarial gain               (767)      (548)
---------------------------------------------------------------
Prepaid asset recognized in the
      Balance Sheets                        $  146     $  104
===============================================================

    Components of the plans' net periodic cost were as follows:

                                         1999    1998     1997
---------------------------------------------------------------
                                            (in millions)
Service cost                            $  33   $  30    $  30
Interest cost                              80      82       82
Expected return on plan assets           (137)   (127)    (121)
Recognized net actuarial gain             (17)    (20)     (18)
Net amortization                           (1)     (1)      (1)
---------------------------------------------------------------
Net pension income                      $ (42)  $ (36)   $ (28)
===============================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                              Accumulated
                                         Benefit Obligations
                                     ---------------------------
                                          1999          1998
----------------------------------------------------------------
                                           (in millions)
Balance at beginning of year              $464          $435
Service cost                                 8             7
Interest cost                               30            32
Benefits paid                              (19)          (16)
Actuarial loss and employee
    transfers                              (45)            6

----------------------------------------------------------------
Balance at end of year                    $438          $464
=================================================================

                                            Plan Assets
                                     ---------------------------
                                          1999          1998
----------------------------------------------------------------
                                           (in millions)
Balance at beginning of year              $150          $122
Actual return on plan assets                11             4
Employer contributions                      35            40
Benefits paid                              (19)          (16)
----------------------------------------------------------------
Balance at end of year                    $177          $150
================================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:
                                              1999      1998
---------------------------------------------------------------
                                              (in millions)
Funded status                                $(261)     $(314)
Unrecognized transition obligation             122        131
Unrecognized net actuarial loss                 10         57
Fourth quarter contributions                    14         19
---------------------------------------------------------------
Accrued liability recognized in the
      Balance Sheets                         $(115)    $(107)
===============================================================

    Components of the plans' net periodic cost were as follows:

                                         1999    1998     1997
---------------------------------------------------------------
                                            (in millions)
Service cost                             $  8     $ 7      $ 7
Interest cost                              30      32       32
Expected return on plan assets            (10)     (9)      (7)
Recognized net actuarial loss               1       1        1
Net amortization                            9       9        9
---------------------------------------------------------------
Net postretirement cost                  $ 38     $40      $42
===============================================================

      An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 7.74 percent for 1999, decreasing gradually to 5.50 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 1999 as follows:

                                     1 Percent     1 Percent
                                      Increase      Decrease
---------------------------------------------------------------
                                           (in millions)
Benefit obligation                      $ 36         $ (30)
Service and interest costs                 3            (3)
===============================================================

Georgia Power Company 1999 Annual Report


3. CONTINGENCIES & REGULATORY MATTERS


Retail Rate Orders

On December 18, 1998, the GPSC approved a new three-year rate order for the Company. Under terms of the order, earnings will continue to be evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Retail rates were decreased by $262 million on an annual basis effective January 1, 1999, and by an additional $24 million effective January 1, 2000. The order further provides for $85 million in each year, plus up to $50 million of any earnings above the 12.5 percent return during the second and third years, to be applied to accelerated amortization or depreciation of assets. Two-thirds of any additional earnings above the 12.5 percent return will be applied to rate reductions, with the remaining one-third retained by the Company. Pursuant to the order, in 1999 the Company recorded $85 million in accelerated amortization of premium on reacquired debt. The Company also recorded $79 million of revenue subject to refund for estimated earnings above 12.5 percent retail return on common equity. Refunds will be made to customers in 2000. This refund is presented in the financial statements under other current liabilities on the Balance Sheet. The Company will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent, and is required to file a general rate case on July 1, 2001, in response to which the GPSC would be expected to determine whether the rate order should be continued, modified, or discontinued.

    Under a previous three-year accounting order ending December 1998, the Company's earnings were evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Earnings above 12.5 percent were used to accelerate the amortization of regulatory assets or depreciation of electric plant. Additionally, the Company was required to record $14 million annually of accelerated depreciation of electric plant. During 1998 and 1997, for earnings above the 12.5 percent retail return, the Company recorded charges of $292 million and $135 million, respectively. These charges are presented in the financial statements as depreciation expense of electric plant and as an addition to the accumulated provision for depreciation.

Environmental Protection Agency (EPA) Litigation

On November 3, 1999, the EPA brought a civil action in the U.S. District Court for the Northern District of Georgia. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to coal-fired generating facilities at the Company's Bowen and Scherer plants. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units beginning at the point of the alleged violations. The Clean Air Act authorizes civil penalties of up to $27,500 per day, per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day.

    The EPA concurrently issued a notice of violation to the Company relating to these two plants. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation. The complaint and the notice of violation are similar to those brought against and issued to several other electric utilities. The complaint and the notice of violation allege that the Company failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. The Company believes that it complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place

    An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows and possibly financial condition unless such costs can be recovered through regulated rates.

Other Environmental Contingencies

The State of Georgia submitted a plan for nitrogen oxide emission reductions in Atlanta's ozone non-attainment area on October 29, 1999. The EPA found this plan to be deficient and required the State to address the shortfalls of the plan. Based on the revised plan approved by the Georgia Department of Natural Resources on January 26, 2000, the Company estimates its capital costs to comply with the plan to be approximately $713 million through 2003, of which $705 million remains to be spent. It is still uncertain at this time what additional controls may be required at the Company's plants beyond the recently submitted plan.

    In January 1995, the Company and four other unrelated entities were notified by the EPA that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act

Georgia Power Company 1999 Annual Report


with respect to a site in Brunswick, Georgia. As of December 31, 1999, the Company has recognized approximately $5 million in cumulative expenses associated with this site. This represents the Company's agreed upon share of removal and remedial investigation and feasibility study costs. The final outcome of this matter cannot now be determined. However, based on the nature and extent of the Company's activities relating to the site, management believes that the Company's portion of any remaining remediation costs should not be material.

    In compliance with the Georgia Hazardous Site Response Act of 1993, the State of Georgia was required to compile an inventory of all known or suspected sites where hazardous wastes, constituents or substances have been disposed of or released in quantities deemed reportable by the State. In developing this list, the State identified several hundred properties throughout the State, including 31 sites which may require environmental remediation that were either previously or are currently owned by the Company. The majority of these sites are electrical power substations and power generation facilities. The Company has remediated ten electrical substations on the list at a cumulative cost of approximately $3 million through December 31, 1999. The State has removed from the list two power generation facilities following the assessment which indicated no remediation was necessary. In addition, the Company has recognized approximately $26 million in cumulative expenses through December 31, 1999 for the assessment of the remaining sites on the list and the anticipated clean-up cost for 12 sites that the Company plans to remediate. Any cost of remediating the remaining sites cannot presently be determined until such studies are completed for each site and the State determines whether remediation is required. If all listed sites were required to be remediated, the Company could incur expenses of up to approximately $6 million in additional clean-up costs and construction expenditures of up to approximately $37 million to develop new waste management facilities or install additional pollution control devices.

    The accrued costs for environmental remediation obligations are not discounted to their present value.

Rocky Mountain Status

In June 1996, the GPSC initiated a review of the Rocky Mountain plant. On January 14, 1998, the GPSC ordered that the Company be allowed approximately $108 million of its $142 million investment in the plant in rate base as of December 31, 1998. Under the rate order approved by the GPSC on December 18, 1998, the Company accepted the rate base allowance and, in December 1998, recorded a charge to earnings of $21 million, after taxes, associated with the write-down of the plant.

Tax Litigation

In August 1997, Southern Company and the Internal Revenue Service (IRS) entered into a settlement agreement related to tax issues for the years 1984 through 1987. The agreement received final approval by the Joint Congressional Committee on Taxation in June 1998 and as a result, the Company recognized interest income in 1998 of $69 million. The refund by the IRS has been made and this matter is now concluded.

    Additionally, the Company received a refund from the State of Georgia pertaining to the same issues and recognized an additional $4 million in interest income in 1998.

Nuclear Performance Standards

The GPSC has adopted a nuclear performance standard for the Company's nuclear generating units under which the performance of plants Hatch and Vogtle is evaluated every three years. The performance standard is based on each unit's capacity factor as compared to the average of all comparable U.S. nuclear units operating at a capacity factor of 50 percent or higher during the three-year period of evaluation. Depending on the performance of the units, the Company could receive a monetary award or penalty under the performance standards criteria.

    In January 1997, the GPSC approved a performance award of approximately $11.7 million for performance during the 1993-1995 period. This award was collected through the retail fuel cost recovery provision and recognized in income over the 36-month period ending in December 1999. In February 2000, the GPSC approved a performance award of approximately $7.8 million for performance during the 1996-1998 period. This award is being collected through the retail fuel cost recovery provision and recognized in income over a 36-month period that began in January 2000.

Georgia Power Company 1999 Annual Report


4.  COMMITMENTS

Construction Program

The Company is constructing a ten unit, 800 megawatt combustion turbine peaking power plant. Units one through eight will begin operation in 2000; units nine and ten will begin operation in 2001. The Company also plans to construct a 570 megawatt combined cycle unit that will begin operation in 2002, and an addition of two 568 megawatt combined cycle units at Plant Wansley, to begin operation in 2002. In addition, significant construction of transmission and distribution facilities, and projects to upgrade and extend the useful life of generating plants and to remain in compliance with environmental requirements will continue. The Company currently estimates property additions to be approximately $1.2 billion in 2000, $1.5 billion in 2001, and $1.5 billion in 2002.

    The construction program is subject to periodic review and revision, and actual construction costs may vary from estimates because of numerous factors, including, but not limited to, changes in business conditions, load growth estimates, environmental regulations, and regulatory requirements.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term fossil and nuclear fuel commitments at December 31, 1999 were as follows:

                                                Minimum
Year                                           Obligations
----                                          ------------
                                             (in millions)
2000                                              $  659
2001                                                 475
2002                                                 381
2003                                                 328
2004                                                 300
2005 and beyond                                      787
----------------------------------------------------------------
Total minimum obligations                         $2,930
================================================================

   Additional commitments for coal and for nuclear fuel will be required in the future to supply the Company's fuel needs.

Purchased Power Commitments

The Company and an affiliate, Alabama Power Company, own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric generating units with a total rated capacity of 1,020 megawatts, as well as associated transmission facilities. The capacity of the units has been sold equally to the Company and Alabama Power Company under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, debt service and return on investment, whether or not SEGCO has any capacity and energy available. The term of the contract extends automatically for two-year periods, subject to either party's right to cancel upon two year's notice. The Company's share of expenses included in purchased power from affiliates in the Statements of Income, is as follows:

                                1999        1998       1997
                             ---------------------------------
                                     (in millions)
Energy                           $51         $45        $45
Capacity                          29          30         30
--------------------------------------------------------------
Total                            $80         $75        $75
==============================================================
Kilowatt-hours                 3,338       3,146      3,038
--------------------------------------------------------------

    The Company has commitments regarding a portion of a 5 percent interest in Plant Vogtle owned by MEAG that are in effect until the latter of the retirement of the plant or the latest stated maturity date of MEAG's bonds issued to finance such ownership interest. The payments for capacity are required whether or not any capacity is available. The energy cost is a function of each unit's variable operating costs. Except as noted below, the cost of such capacity and energy is included in purchased power from non-affiliates in the Company's Statements of Income. Capacity payments totaled $57 million, $56 million, and $54 million in 1999, 1998, and 1997, respectively. The current projected Plant Vogtle capacity payments are:


Year                                         Capacity Payments
----                                      ----------------------
                                              (in millions)
2000                                              $   60
2001                                                  59
2002                                                  58
2003                                                  58
2004                                                  55
2005 and beyond                                      594
----------------------------------------------------------------
Total capacity payments                           $  884
================================================================

Georgia Power Company 1999 Annual Report


    Portions of the payments noted above relate to costs in excess of Plant Vogtle's allowed investment for ratemaking purposes. The present value of these portions was written off in 1987 and 1990.

    The Company has entered into other various long-term commitments for the purchase of electricity. Estimated total long-term obligations at December 31, 1999 were as follows:

Year                                        Other Obligations
---                                       ----------------------
                                              (in millions)
2000                                              $  21
2001                                                 22
2002                                                 39
2003                                                 41
2004                                                 40
2005 and beyond                                     412
----------------------------------------------------------------
Total other obligations                           $ 575
================================================================

Operating Leases

The Company has entered into coal rail car rental agreements with various terms and expiration dates. These expenses totaled $11 million for 1999, $13 million for 1998, and $11 million for 1997. At December 31, 1999, estimated minimum rental commitments for these noncancelable operating leases were as follows:

Year                                      Minimum Obligations
----                                   --------------------------
                                             (in millions)
2000                                            $  12
2001                                               13
2002                                               13
2003                                               13
2004                                               13
2005 and beyond                                   115
-----------------------------------------------------------------
Total minimum obligations                       $ 179
=================================================================

5.  NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, the Company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the Company's nuclear power plants. The act provides funds up to $9.5 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. The Company could be assessed up to $88 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment for the Company, excluding any applicable state premium taxes, -- based on its ownership and buyback interests -- is $178 million per incident but not more than an aggregate of $20 million to be paid for each incident in any one year.

    The Company is a member of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities.

    Additionally, the Company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.

    NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 12 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The current maximum annual assessments for the Company under the three NEIL policies would be $21 million.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies should be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the Company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    All retrospective assessments, whether generated for liability, property or replacement power, may be subject to applicable state premium taxes.

Georgia Power Company 1999 Annual Report


6.  JOINT OWNERSHIP AGREEMENTS

Except as otherwise noted, the Company has contracted to operate and maintain all jointly owned generating facilities. The Company includes its proportionate share of plant operating expenses in the corresponding operating expenses in the Statements of Income.

    The Company jointly owns the Rocky Mountain pumped storage hydroelectric plant with OPC who is the operator of the plant. The Company also jointly owns Plant McIntosh with Savannah Electric and Power Company who operates the plant. The Company and Florida Power Corporation (FPC) jointly own a combustion turbine unit operated by FPC.

    At December 31, 1999, the Company's percentage ownership and investment (exclusive of nuclear fuel) in jointly owned facilities in commercial operation, were as follows:

                               Company                  Accumulated
Facility (Type)               Ownership    Investment   Depreciation
--------------------------------------------------------------------
                                                (in millions)

Plant Vogtle (nuclear)           45.7%      $3,297*        $1,630
Plant Hatch (nuclear)            50.1          857            604
Plant Wansley (coal)             53.5          299            145
Plant Scherer (coal)
   Units 1 and 2                  8.4          112             51
   Unit 3                        75.0          544            193
Plant McIntosh
 Common Facilities               75.0           19              1
   (combustion-turbine)
Rocky Mountain                   25.4          169*            66
  (pumped storage)
Intercession City                33.3           11             **
  (combustion-turbine)
--------------------------------------------------------------------
     * Investment net of write-offs.
    ** Less than $1 million.

7.  LONG-TERM POWER SALES AGREEMENTS

The Company and the other integrated Southeast utilities of Southern Company have long-term contractual agreements for the sale of capacity and energy to non-affiliated utilities located outside the system's service area. These agreements consist of firm unit power sales pertaining to capacity from specific generating units. Because energy is generally sold at cost under these agreements, it is primarily the capacity revenues that affect the Company's profitability.


    The Company's capacity revenues were as follows:

               Year      Revenues      Capacity
               -------------------------------------
                      (in millions) (megawatts)
               1999        $  32           162
               1998           32           162
               1997           42           159
               -------------------------------------

    Unit power from specific generating plants is being sold to Florida Power & Light Company (FP&L), FPC, Jacksonville Electric Authority (JEA), and the City of Tallahassee, Florida. Under these agreements, the Company sold approximately 162 megawatts of capacity in 1999 and is scheduled to sell approximately 124 megawatts of capacity in 2000. After 2000, capacity sales will decline to approximately 101 megawatts -- unless reduced by FP&L, FPC, and JEA -- until the expiration of the contracts in 2010.

8.  INCOME TAXES

At December 31, 1999, tax-related regulatory assets were $591 million and tax-related regulatory liabilities were $267 million. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

   Details of the federal and state income tax provisions are as follows:

                                     1999       1998       1997
                                  -------------------------------
Total provision for income taxes:          (in millions)
Federal:
   Currently payable                $ 333       $415      $352
   Deferred -
     Current year                     114        131        49
     Reversal of prior years         (148)      (218)      (68)
   Deferred investment tax
     credits                            -          7         -
-----------------------------------------------------------------
                                      299        335       333
-----------------------------------------------------------------
State:
   Currently payable                   54         77        65
   Deferred -
     Current year                       5         18         8
     Reversal of prior years          (11)       (31)      (11)
   Deferred investment tax
     credits                            5          -         -
-----------------------------------------------------------------
                                       53         64        62
-----------------------------------------------------------------
Total                                 352        399       395
=================================================================

Georgia Power Company 1999 Annual Report


    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                1999      1998
                                              -------------------
                                                (in millions)
Deferred tax liabilities:
   Accelerated depreciation                     $1,766    $1,670
   Property basis differences                      729       854
   Other                                           155       158
-----------------------------------------------------------------
Total                                            2,650     2,682
-----------------------------------------------------------------
Deferred tax assets:
   Other property basis differences                200       211
   Federal effect of state deferred taxes           93        95
   Other deferred costs                            109        96
   Disallowed Plant Vogtle buybacks                 22        23
   Other                                            26        21
-----------------------------------------------------------------
Total                                              450       446
-----------------------------------------------------------------
Net deferred tax liabilities                     2,200     2,236
Portion included in current assets                   3        13
-----------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                        $2,203    $2,249
=================================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $20 million in 1999, $22 million in 1998, and $15 million in 1997. At December 31, 1999, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory tax rate to the effective income tax rate is as follows:

                                      1999     1998     1997
                                     --------------------------
Federal statutory rate                  35%      35%      35%
State income tax, net of
   federal deduction                     4        4        4
Non-deductible book
   depreciation                          2        6        4
Other                                   (2)      (4)      (4)
---------------------------------------------------------------
Effective income tax rate               39%      41%      39%
===============================================================

    Southern Company and its subsidiaries file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis.

9.  CAPITALIZATION

First Mortgage Bond Indenture & Charter Restrictions

The Company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. In this regard, the Company sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur.

    The Company's first mortgage bond indenture contains various restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1999, $881 million of retained earnings and paid-in capital was unrestricted for the payment of cash dividends or any other distributions under terms of the mortgage indenture. If additional first mortgage bonds are issued, supplemental indentures in connection with those issues may contain more stringent restrictions than those currently in effect.

Preferred Securities

Statutory business trusts formed by the Company, of which the Company owns all the common securities, have issued mandatorily redeemable preferred securities as follows:

              Date of                                   Maturity
               Issue      Amount     Rate    Notes        Date
            ---------------------------------------------------
                        (millions)          (millions)
Trust I       8/1996     $225.00     7.75%    $232       6/2036
Trust II      1/1997      175.00     7.60      180      12/2036
Trust III     6/1997      189.25     7.75      195       3/2037
Trust IV      2/1999      200.00     6.85      206       3/2029

    Substantially all of the assets of each trust are junior subordinated notes issued by the Company in the respective approximate principal amounts set forth above.

    The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of the Trusts' payment obligations with respect to the preferred securities.

    The Trusts are subsidiaries of the Company, and accordingly are consolidated in the Company's financial statements.

Georgia Power Company 1999 Annual Report


Pollution Control Bonds


The Company has incurred obligations in connection with the sale by public authorities of tax-exempt pollution control revenue bonds. The Company has authenticated and delivered to trustees an aggregate of $457.5 million of its first mortgage bonds outstanding at December 31, 1999, which are pledged as security for its obligations under pollution control revenue contracts. No interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase or loan agreements.

Senior Notes

The Company incurred debt in connection with the issuance of unsecured senior notes. The senior notes are, in effect, subordinated to all secured debt of the Company, including its first mortgage bonds.

Bank Credit Arrangements

At the beginning of 2000, the Company had unused credit arrangements with banks totaling $1.3 billion, of which $752 million expires at various times during 2000, and $500 million expires at April 24, 2003.

    Of the total $1.3 billion in unused credit, $1 billion is a syndicated credit arrangement with $500 million expiring April 20, 2000, and $500 million expiring April 24, 2003. Both agreements provide the option of converting borrowings into two-year term loans upon expiration date. The agreements contain stated borrowing rates but also allow for competitive bid loans. In addition, the agreements require payment of commitment fees based on the unused portions of the commitments. Annual fees are also paid to the agent bank.

    Approximately $162 million of the $752 million arrangements expiring during 2000 allow for two-year term loans executable upon expiration date of the facilities. The $30 million credit arrangement expiring at May 1, 2000, allows for term loans of up to three years. All of the arrangements include stated borrowing rates but also allow for negotiated rates. These agreements also require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. These balances are not legally restricted from withdrawal.

    These unused credit arrangements provide liquidity support to the Company's variable rate pollution control bonds. The amount of variable rate pollution control bonds outstanding requiring that liquidity support as of December 31, 1999, was $250 million.

    In addition, the Company borrows under uncommitted lines of credit with banks and through a $500 million commercial paper program that has the liquidity support of committed bank credit arrangements. Average compensating balances held under these committed facilities were not material in 1999.

Other Long-Term Debt

Assets acquired under capital leases are recorded in the Balance Sheets as utility plant in service, and the related obligations are classified as long-term debt. At December 31, 1999 and 1998, the Company had a capitalized lease obligation for its corporate headquarters building of $87 million with an interest rate of 8.1 percent. The lease agreement provides for payments that are minimal in early years and escalate through the first 21 years of the lease. For ratemaking purposes, the GPSC has treated the lease as an operating lease and has allowed only the lease payments in cost of service. The difference between the accrued expense and the lease payments allowed for ratemaking purposes is being deferred as a cost to be recovered in the future as ordered by the GPSC. At December 31, 1999 and 1998, the interest and lease amortization deferred on the Balance Sheets are $54 million and $53 million, respectively.

Assets Subject to Lien

The Company's mortgage dated as of March 1, 1941, as amended and supplemented, securing the first mortgage bonds issued by the Company, constitutes a direct lien on substantially all of the Company's fixed property and franchises.

Georgia Power Company 1999 Annual Report


Securities Due Within One Year

A summary of the improvement fund requirements and scheduled maturities and redemptions of securities due within one year at December 31 is as follows:

                                                1999      1998
                                             ------------------
                                               (in millions)

Bond improvement fund requirements              $  5      $  9
Capital lease - current portion                    1         -
First mortgage bond maturities
   and redemptions                               100       390
Pollution control bond maturities
     and redemptions                              50         -
---------------------------------------------------------------

Total long-term debt                             156       399
Preferred stock                                    -        36
---------------------------------------------------------------

Total                                           $156      $435
===============================================================

    The Company's first mortgage bond indenture includes an improvement fund requirement that amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control obligations. The requirement may be satisfied by June 1 of each year by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirement.

Redemption of Securities

The Company plans to continue, to the extent possible, a program of redeeming or replacing debt and preferred stock in cases where opportunities exist to reduce financing costs. Issues may be repurchased in the open market or called at premiums as specified under terms of the issue. They may also be redeemed at face value to meet improvement fund requirements, to meet replacement provisions of the mortgage, or through use of proceeds from the sale of property pledged under the mortgage. In general, for the first five years a series of first mortgage bonds is outstanding, the Company is prohibited from redeeming for improvement fund purposes more than 1 percent annually of the original issue amount.

10. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial information for 1999 and 1998 is as follows:

                                                       Net Income
                                                          After
                                                       Dividends on
                          Operating     Operating        Preferred
     Quarter Ended        Revenues       Income            Stock
---------------------------------------------------------------------
                                        (in millions)
                         --------------------------------------------
March 1999                 $   931         $224          $  92
June 1999                    1,092          299            138
September 1999               1,466          557            296
December 1999                  968          200             15


March 1998                 $   984         $257          $ 106
June 1998                    1,226          286            137
September 1998               1,530          514            255
December 1998                  998          143             72
---------------------------------------------------------------------

    Under the 1998 rate order, the Company recorded $85 million of accelerated amortization which was recorded monthly throughout 1999 as an operating expense. See Note 3 to the financial statements under "Retail Rate Orders" for additional information. In December 1999, in accordance with the order, the Company reclassified this $85 million to amortization of premium on reacquired debt. The 1999 fourth quarter operating income reflects this reclassification.

    The quarterly operating income data above has been reclassified to reflect the Company's current presentation of income tax expense.

    The Company's business is influenced by seasonal weather conditions.

SELECTED FINANCIAL AND OPERATING DATA 1995-1999
Georgia Power Company 1999 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
                                                           1999            1998            1997            1996            1995
--------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                    $4,456,675      $4,738,253      $4,385,717      $4,416,779      $4,405,338
Net Income after Dividends
  on Preferred Stock (in thousands)                    $541,383        $570,228        $593,996        $580,327        $608,862
Cash Dividends
  on Common Stock (in thousands)                       $543,000        $536,600        $520,000        $475,500        $451,500
Return on Average Common Equity (percent)                 14.02           14.61           14.53           13.73           14.43
Total Assets (in thousands)                         $12,276,860     $12,033,618     $12,573,728     $13,006,635     $13,470,275
Gross Property Additions (in thousands)                $790,464        $499,053        $475,921        $428,220        $480,449
--------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                  $3,938,210      $3,784,172      $4,019,728      $4,154,281      $4,299,012
Preferred stock                                          14,952          15,527         157,247         464,611         692,787
Company obligated mandatorily
  redeemable preferred securities                       789,250         689,250         689,250         325,000         100,000
Long-term debt                                        2,688,358       2,744,362       2,982,835       3,200,419       3,315,460
--------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)        $7,430,770      $7,233,311      $7,849,060      $8,144,311      $8,407,259
================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                        53.0            52.3            51.2            51.0            51.1
Preferred stock                                             0.2             0.2             2.0             5.7             8.2
Company obligated mandatorily
  redeemable preferred securities                          10.6             9.5             8.8             4.0             1.2
Long-term debt                                             36.2            38.0            38.0            39.3            39.5
--------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)             100.0           100.0           100.0           100.0           100.0
================================================================================================================================
Security Ratings:
First Mortgage Bonds -
    Moody's                                                  A1              A1              A1              A1              A1
    Standard and Poor's                                      A+              A+              A+              A+              A+
    Duff & Phelps                                           AA-             AA-             AA-             AA-             AA-
Preferred Stock -
    Moody's                                                  a2              a2              a2              a2              a2
    Standard and Poor's                                      A-               A               A               A               A
    Duff & Phelps                                            A+              A+              A+              A+               A
Unsecured Long-Term Debt -
    Moody's                                                  A2              A2              A2              A2              A2
    Standard and Poor's                                       A               A               A               A               A
    Duff & Phelps                                            A+              A+              A+              A+              A+
================================================================================================================================
Customers (year-end):
Residential                                           1,632,450       1,596,488       1,561,675       1,531,453       1,500,024
Commercial                                              229,524         221,180         211,672         205,087         198,624
Industrial                                                8,958           9,485           9,988          10,424          10,796
Other                                                     3,060           3,034           2,748           2,645           2,568
--------------------------------------------------------------------------------------------------------------------------------
Total                                                 1,873,992       1,830,187       1,786,083       1,749,609       1,712,012
================================================================================================================================
Employees (year-end):                                     8,961           8,371           8,354          10,346          11,061
--------------------------------------------------------------------------------------------------------------------------------


SELECTED FINANCIAL AND OPERATING DATA 1995-1999 (continued)
Georgia Power Company 1999 Annual Report

-------------------------------------------------------------------------------------------------------------------------------
                                                           1999            1998            1997            1996            1995
-------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                         $ 1,410,099      $1,486,699     $ 1,326,787     $ 1,371,033     $ 1,337,060
Commercial                                            1,527,880       1,591,363       1,493,353       1,486,586       1,449,108
Industrial                                            1,143,001       1,170,881       1,110,311       1,118,633       1,141,766
Other                                                   (30,892)         49,274          47,848          47,060          44,255
-------------------------------------------------------------------------------------------------------------------------------
Total retail                                          4,050,088       4,298,217       3,978,299       4,023,312       3,972,189
Sales for resale  - non-affiliates                      210,104         259,234         282,365         281,580         290,302
Sales for resale  - affiliates                           76,426          81,606          38,708          35,886          76,906
-------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity              4,336,618       4,639,057       4,299,372       4,340,778       4,339,397
Other revenues                                          120,057          99,196          86,345          76,001          65,941
-------------------------------------------------------------------------------------------------------------------------------
Total                                                $4,456,675      $4,738,253      $4,385,717      $4,416,779      $4,405,338
===============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                          19,404,709      19,481,486      17,295,022      17,826,451      17,307,399
Commercial                                           23,715,485      22,861,391      21,134,346      20,823,073      19,844,999
Industrial                                           27,300,355      27,283,147      26,701,685      26,191,831      25,286,340
Other                                                   551,451         543,462         538,163         536,057         493,720
-------------------------------------------------------------------------------------------------------------------------------
Total retail                                         70,972,000      70,169,486      65,669,216      65,377,412      62,932,458
Sales for resale  - non-affiliates                    5,060,931       6,438,891       6,795,300       7,868,342       6,591,841
Sales for resale  - affiliates                        1,795,243       2,038,400       1,706,699       1,180,207       2,738,947
-------------------------------------------------------------------------------------------------------------------------------
Total                                                77,828,174      78,646,777      74,171,215      74,425,961      72,263,246
===============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                7.27            7.63            7.67            7.69            7.73
Commercial                                                 6.44            6.96            7.07            7.14            7.30
Industrial                                                 4.19            4.29            4.16            4.27            4.52
Total retail                                               5.71            6.13            6.06            6.15            6.31
Sales for resale                                           4.18            4.02            3.78            3.51            3.94
Total sales                                                5.57            5.90            5.80            5.83            6.00
Residential Average Annual
  Kilowatt-Hour Use Per Customer                         12,006          12,314          11,171          11,763          11,654
Residential Average Annual
  Revenue Per Customer                                  $872.47         $939.73         $857.01         $904.70         $900.28
Plant Nameplate Capacity
  Ratings (year-end) (megawatts)                         14,474          14,437          14,437          14,367          14,344
Maximum Peak-Hour Demand (megawatts):
Winter                                                   11,568          11,959          10,407          10,410           9,819
Summer                                                   14,575          13,923          13,153          12,914          12,828
Annual Load Factor (percent)                               58.9            58.7            57.4            62.2            59.6
Plant Availability (percent):

Fossil-steam                                               84.3            86.0            85.8            85.2            85.8
Nuclear                                                    89.3            91.6            88.8            89.3            91.8
-------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                       63.0            62.3            64.3            60.4            63.0
Nuclear                                                    18.0            18.3            18.8            18.2            19.3
Hydro                                                       0.9             2.2             2.2             2.2             2.5
Oil and gas                                                 1.6             2.2             0.6             0.5             0.6
Purchased power -
  From non-affiliates                                       6.6             6.5             2.7             5.6             7.7
  From affiliates                                           9.9             8.5            11.4            13.1             6.9
-------------------------------------------------------------------------------------------------------------------------------
Total                                                     100.0           100.0           100.0           100.0           100.0
===============================================================================================================================